Filed pursuant to Rule 424(b)(3) and 424(c)
                                            Registration Statement No. 333-82080



                           PROSPECTUS SUPPLEMENT NO. 6
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                 4 3/4% Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our notes and the shares of our common stock issuable upon conversion of the notes, by certain holders of notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                       --------------------------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                       --------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


           The date of this prospectus supplement is April 11, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entities named below as selling security holders:

                                                                                            Number of
                                           Principal amount of                              shares of
                                           notes beneficially                           common stock that         Percentage of
                                               owned that         Percentage of notes      may be sold            common stock
                  Name                         may be sold            outstanding              (1)                outstanding (2)
                  ----                         -----------            -----------              ---                ---------------
Lincoln National Global Asset                    $40,000                   *                   1,081                    *
Allocation Fund, Inc.
Putnam Asset Allocation Funds-Balanced           310,000                   *                   8,378                    *
Portfolio
Putnam Asset Allocation                          240,000                   *                   6,486                    *
Funds-Conservative Portfolio
Putnam Convertible Income-Growth Trust         2,180,000                1.09%                 58,918                    *
Putnam Convertible Opportunities and              80,000                   *                   2,162                    *
Income Trust
Putnam Variable Trust-Putnam
VT Global Asset Allocation Fund                   80,000                   *                   2,162                    *


After giving effect to the addition of the foregoing selling security holders and an increase in the amount of notes held by Nicholas Applegate Convertible Fund, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

                  We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information we have received as of April 11, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.




                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---


Advent Convertible Master
Cayman L.P.                                      $  2,935,000            1.47%           79,324         *
AIG/National Union Fire
Insurance                                             180,000              *              4,864         *
Allentown City Firefighters
Pension Plan                                           29,000              *                783         *
Allentown City Officers &
Employees Pension Fund                                 11,000              *                297         *
Allentown City Police Pension
Plan                                                   54,000              *              1,459         *
Amaranth LLC                                       13,800,000            6.90           372,972       1.21%
American Motorist Insurance
Company                                               507,000              *             13,702         *
AmSouth Bank Custodian
for AmSouth VA Equity Income Fund                   2,100,000            1.05            56,756         *
AmSouth Bank Custodian for



                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---



Silect Equity Variable Annuity                      1,320,000             *             35,675          *
Fund
Arapahoe County Colorado                               49,000             *              1,324          *
Argent Classic Convertible
Arbitrage Fund L.P.                                   500,000             *             13,513          *
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.                       2,000,000           1.00            54,054          *
Argent Convertible Arbitrage
Fund Ltd.                                           4,500,000           2.25           121,621          *
Argent LowLev Convertible
Arbitrage Fund LLC                                    500,000             *             13,513          *
Arkansas Teachers Retirement
System                                              3,506,000           1.75            94,756          *
Aventis Pension Master Trust (5)                      105,000             *              2,837          *
Bank Austria Cayman Islands,
LTD                                                 7,400,000           3.70           199,999          *
Bankers Trust Company Trustee
for DaimlerChrysler Corp. Emp.
#1 Pension Plan dtd. 4/1/89                         3,465,000           1.73            93,648          *
Baptist Health of South Florida                       577,000             *             15,594          *
Black Diamond Offshore Ltd.                           565,000             *             15,270          *
Boilermaker - Blacksmith Pension
Trust (5)                                             590,000             *             15,945          *
British Virgin Islands Social
Security Board                                         38,000             *              1,027          *
CALAMOS(R)Convertible Fund -
CALAMOS(R) Investment Trust (5)                     2,400,000           1.20            64,864          *
CALAMOS(R)Convertible Growth
and Income Fund - CALAMOS(R)                        4,400,000           2.20           118,918          *
Investment Trust (5)
CALAMOS(R)Convertible
Portfolio - CALAMOS(R) Advisors                        65,000             *              1,756          *
Trust (5)



                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---

CALAMOS(R)Convertible
Technology Fund - CALAMOS(R)                           65,000            *             1,756            *
Investment Trust (5)
CALAMOS(R)Global Convertible
Fund - CALAMOS(R) Investment                           70,000            *             1,891            *
Trust (5)
CALAMOS(R)Market Neutral Fund -
CALAMOS(R) Investment Trust (5)                    10,500,000          5.25          283,783            *
Castle Convertible Fund, Inc.                       1,250,000            *            33,783            *
Chrysler Corporation Master
Retirement Trust                                    2,035,000          1.01           54,999            *
CIBC World Markets                                  1,000,000            *            27,027            *
City of Albany Pension Plan (5)                        50,000            *             1,351            *
City of Knoxville Pension System
(5)                                                   145,000            *             3,918            *
City of New Orleans                                   203,000            *             5,486            *
City University of New York                           122,000            *             3,297            *
Clarica Life Insurance Co.- U.S.
(5)                                                   145,000            *             3,918            *
Clinton Multistrategy Master
Fund, Ltd.                                          4,000,000          2.00          108,108            *
Clinton Riverside Convertible
Portfolio Limited                                   4,000,000          2.00          108,108            *
Consulting Group Capital Markets
Funds (5)                                             250,000            *             6,756            *
DeAm Convertible Arbitrage                          3,300,000          1.65           89,189            *
Delta Airlines Master Trust (5)                       950,000            *            25,675            *
Delta Air Lines Master Trust (c/o
Oaktree Capital Management LLC)                       490,000            *            13,243            *
Delta Pilots Disability and
Survivorship Trust (5)                                200,000            *             5,405            *



                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---


Delta Pilots D & S Trust (c/o
Oaktree Capital Management                            270,000            *             7,297            *
LLC)
Deutsche Banc Alex Brown                           15,624,000          7.81          422,269          1.37
Dorinco Reinsurance Company (5)                       325,000            *             8,783            *
Double Black Diamond Offshore
LDC                                                 2,935,000          1.47           79,324            *
Drury University (5)                                   35,000            *               945            *
Engineers Joint Pension Fund                          468,000            *            12,648            *
Federated Equity Income Fund,
Inc.                                                7,300,000          3.65          197,297            *
Federated Insurance Series, on
behalf of its Federated Income                        300,000            *             8,108            *
Fund II
Fidelity Financial Trust: Fidelity
Convertible Securities Fund (6)                    11,680,000          5.84          315,675          1.03
Franklin and Marshall College                         190,000            *             5,135            *
Gartmore Variable Insurance
Trust, on behalf of its Federated                     180,000            *             4,864            *
GVIT Equity Income Fund
Goldman Sachs and Company                             500,000            *            13,513            *
Grady Hospital Foundation                             107,000            *             2,891            *
Granville Capital Corporation                       2,000,000          1.00           54,054            *
HFR Convertible Arbitrage
Account                                               190,000            *             5,135            *
HFR Master Fund, LTD. (5)                              50,000            *             1,351            *
H.K. Porter Company, Inc. (5)                          15,000            *               405            *
Independence Blue Cross                                64,000            *             1,729            *
Innovest Finanzdienstleistungs AG                     580,000            *            15,594            *
Jefferies Umbrella Fund US
Convertible Bonds                                $    270,000            *             7,297            *



                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---


KBC Financial Products USA Inc.                       250,000            *             6,756            *
Kettering Medical Center Funded                        35,000            *               945            *
Depreciation Account (5)
Knoxville Utilities Board
Retirement System (5)                                 120,000            *             3,243            *
Lincoln National Global Asset                          40,000            *             1,081            *
Allocation Fund, Inc.
Lipper Convertibles, L.P.                           1,500,000            *            40,540            *
Lipper Offshore Convertibles, L.P.                  1,500,000            *            40,540            *
Louisiana Workers' Compensation
Corporation (5)                                       150,000            *             4,054            *
Lumbermans                                            491,000            *            13,270            *
Lyxor Master Fund Ref:
Argent/LowLev CB                                    1,230,000            *            33,243            *
Macomb County Employees'
Retirement System (5)                                 145,000            *             3,918            *
McMahan Securities Co., L.P.                        1,500,000            *            40,540            *
Microsoft Corporation                                 410,000            *            11,081            *
Minnesota Power and Light                             125,000            *             3,378            *
Morgan Stanley & Co. (7)                            1,500,000            *            40,540            *
Motion Pictures Industry                              545,000            *            14,729            *
Motion Picture Industry Health
Plan - Active Member Fund                             190,000            *             5,135            *
Motion Picture Industry Health
Plan - Retiree Member Fund                             80,000            *             2,162            *
Municipal Employees                                   183,000            *             4,945            *
New Orleans Firefighters Pension
/Relief Fund                                          110,000            *             2,972            *
Nicholas Applegate Convertible
Fund                                                1,529,000            *            41,324            *
Nicholas Applegate Global
Holdings LP                                            35,000            *               945            *
1976 Distribution Trust FBO A.R.
Lauder / Zinterhofer                                    7,000            *               189            *




                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---


1976 Distribution Trust FBO Jane
A. Lauder                                              13,000            *               351            *
Occidental Petroleum Corporation                      118,000            *             3,189            *
OCM Convertible Trust                               1,180,000            *             8,918            *
Ohio National Fund, Inc., on
behalf of its Equity Income                            30,000            *               810            *
Portfolio
Ondeo Nalco                                            40,000            *             1,081            *
Onex Industrial Partners Limited                    1,950,000            *            52,702            *
Palladin Securities LLC                             1,200,000            *            32,432            *
Paloma Securities LLC                               5,000,000          2.50          135,135            *
Partner Reinsurance Company
Ltd.                                                  330,000            *             8,918            *
Pebble Capital Inc.                                   650,000            *            17,567            *
Physicians Life                                       183,000            *             4,945            *
Policemen and Firemen
Retirement System of the City of                      503,000            *            13,594            *
Detroit
Port Authority of Allegheny
County Retirement and Disability
Allowance Plan for the Employees                      615,000            *            16,621            *
Represented by Local 85
of the Amalgamated Transit Union (5)
Pro-mutual                                            603,000            *            16,297            *
Putnam Asset Allocation Funds-Balanced                310,000            *             8,378            *
Portfolio
Putnam Asset Allocation                               240,000            *             6,486            *
Funds-Conservative Portfolio
Putnam Convertible Income-Growth Trust              2,180,000          1.09%          58,918            *
Putnam Convertible Opportunities and                   80,000            *             2,162            *
Income Trust
Putnam Variable Trust-Putnam
VT Global Asset Allocation Fund                        80,000            *             2,162            *
Qwest Occupational Health Trust                        55,000            *             1,486            *
Ramius Capital Group                                  300,000            *             8,108            *
RAM Trading Ltd                                     1,750,000            *            47,297            *
Raytheon Master Pension Trust                         200,000            *             5,405            *
RCG Halifax Master Fund, LTD                          550,000            *            14,864            *
RCG Latitude Master Fund, LTD                       2,500,000          1.25           67,567            *
RCG Multi Strategy A/C LP                           1,250,000            *            33,783            *
Robertson Stephens                                  5,000,000          2.50          135,135            *



                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---


Rockhaven Fund                                         80,000            *             2,162            *
Rockhaven Premier Dividend
Fund                                                  700,000            *            18,918            *
San Diego City Retirement                           1,097,000            *            29,648            *
San Diego County Convertible                        1,654,000            *            44,702            *
SCI Endowment Care Common
Trust Fund - First Union (5)                           20,000            *              540             *
SCI Endowment Care Common
Trust Fund - National Fiduciary                        70,000            *            1,891             *
Services (5)
SCI Endowment Care Common
Trust Fund - Suntrust (5)                              30,000            *              810             *
Screen Actors Guild Pension
Convertible                                           500,000            *           13,513             *
S G Cowen Securities Corporation                    1,500,000            *           40,540             *
Shell Pension Trust                                   320,000            *            8,648             *
Silvercreek Limited Partnership                     1,100,000            *           29,729             *
Silvercreek II Limited                                900,000            *           24,324             *
Southdown Pension Plan (5)                             60,000            *            1,621             *
Southern Farm Bureau Life
Insurance                                             185,000            *            4,999             *
SPT (5)                                               710,000            *           19,189             *
Starvest Combined Portfolio                           190,000            *            5,135             *
State Employees' Retirement Fund
of the State of Delaware                              810,000            *           21,891             *
State of Connecticut Combined
Investment Fund                                     1,705,000            *           46,081             *
State of Maryland Retirement
Agency                                              2,575,000          1.29          69,594             *
State Street Bank Custodian for
GE Pension Trust                                    1,585,000            *           42,837             *
Sunrise Partners LLC                                9,200,000          4.60          248,648            *



                                                  Principal                         Number of
                                                  amount of                         shares of       Percentage
                                                    notes                             common         of common
                                                 beneficially        Percentage     stock that        stock
                                                  owned that          of notes      may be sold     outstanding
             Name                                may be  sold        outstanding        (1)             (2)
             ----                                ------------        -----------        ---             ---


The Dow Chemical Company
Employees' Retirement Plan (5)                      1,150,000            *             7,631            *
The Fondren Foundation (5)                             35,000            *               945            *
The Grable Foundation                                  95,000            *             2,567            *
Trustmark Insurance Company                           280,000            *             7,567            *
2000 Revocable Trust FBO A.R.
Lauder / Zinterhofer                                    6,000            *               162            *
Union Carbide Retirement
Account (5)                                           600,000            *             6,216            *
United Food and Commercial
Workers Local 1262 and                                270,000            *             7,297            *
Employee Pension Fund (5)
Vanguard Convertible Securities
Fund, Inc.                                          1,945,000            *             2,567            *
Vopak USA Inc., Retirement Plan
(f.k.a. Van Waters & Rogers, Inc.                     140,000            *             3,783            *
Retirement Plan) (5)
Wake Forest University                                686,000            *             8,540            *
Wake Forest University
Convertible Arbitrage                                 355,000            *             9,594            *
WPG Convertible Arbitrage
Overseas Master Fund, L.P                           2,500,000          1.25           67,567            *
Writers Guild Industry Health
Fund                                                  293,000            *             7,918            *
Wyoming State Treasurer                               971,000            *            26,243            *
Any other holder of notes or future
transferee, pledgee, donee or                       3,644,000          1.82           98,486            *
successor of any holder (3)
                                                 ------------     ---------          -------            -

Total................................            $200,000,000       100.00%        5,405,400(4)       15.13%
                                                 ============    ==========        ============      =======

---------------------------
* Less than 1%.

     (1) Assumes conversion of all of the holder's notes at a conversion rate of 27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on 30,315,494 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group.

     (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

     (4) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

     (5) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

     (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation. The holdings are as of January 23, 2002.

     (7) The entity owns 1,200,000 of our 6.00% convertible subordinated notes due 2004. Further, Morgan Stanley & Co. Incorporated acted as one of the initial purchasers in connection with the offer and sale of the notes in December 2001.


     We prepared this table based on the information supplied to us on or before April 11, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, pursuant to the prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

         Other than as noted above, none of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."